NeuroPace Reports First Quarter 2022 Financial Results

Mountain View, Calif. –May 12, 2022 – NeuroPace, Inc. (Nasdaq: NPCE), a commercial-stage medical device company focused on transforming the lives of people suffering from epilepsy, today reported financial results for the quarter ending March 31, 2022.

Recent Highlights
•Total revenue of $11.4 million for the first quarter of 2022
•Initial implant revenue of $8.8 million for the first quarter of 2022
•Replacement implant revenue of $2.6 million for the first quarter of 2022
•On track to enroll first patients in NAUTILUS trial for generalized epilepsy indication expansion around the middle of the year

“Given the COVID-19 related challenges faced in the early part of the quarter, we are pleased with our performance and strong growth exiting March” said Mike Favet, Chief Executive Officer of NeuroPace. “In anticipation of an improving operating environment, with increasing Epilepsy Monitoring Unit, or EMU, patient volumes leading to more patients being deemed candidates for our RNS System, we have accelerated growth of our commercial organization with a focus on increasing awareness and demand generation.”

First Quarter 2022 Financial Results

Total revenue was $11.4 million in the first quarter of 2022, compared to $11.2 million in the prior year period. Initial implant revenue was $8.8 million, compared to $8.1 million in the prior year period. Growth in the quarter was driven primarily by an increase in the number of initial implant procedures, despite headwinds from the Omicron variant in January through mid-February. Replacement implant revenue was $2.6 million, compared to $3.1 million in the prior year period. This reduction in replacement implant revenue was expected. Replacement implant revenue will generally continue to decrease until a significant number of devices with the longer lasting battery reach end of service. More than 90% of patients have had their NeuroPace device replaced when the battery reaches end of service, so replacement implant revenue is primarily a function of when the batteries in the previously implanted devices reach end of service.

Gross margin for the first quarter of 2022 was 73% compared to 76% in the first quarter of 2021. The decline in gross margin was primarily due to an increase in indirect labor costs, including stock-based compensation and reduced production volume as a result of the increased volatility resulting from the COVID-19 pandemic.

Total operating expenses in the first quarter of 2022 were $18.0 million, compared with $12.4 million in the prior year period. R&D expense in the first quarter was $5.6 million compared with $4.1 million in the prior year period. The increase in R&D expense was primarily driven by an increase in personnel related expenses, product development and clinical study expenses. SG&A expense in the first quarter of 2022 was $12.4 million compared with $8.3 million in the prior year period. The increase in SG&A expense was primarily driven by increased costs associated with operating as a public company, personnel related expenses, and increased sales and marketing costs to support commercial expansion initiatives.

Net loss was $11.5 million for the first quarter of 2022, compared to a net loss of $8.8 million in the prior year period. Interest expense in the first quarter of 2022 was $1.8 million, which was even compared to the prior year period.

Cash, cash equivalents and marketable securities were $103.2 million down from $115.6 million at December 31, 2021, and long-term borrowings were $50.1 million as of March 31, 2022.

2022 Financial Guidance

•Total revenue of $45 million to $48 million
•Initial implant revenue of $39 million to $42 million
•Centers actively implanting the RNS System to increase approximately 10% compared to 2021
•Replacement implant revenue of approximately $6 million
•Gross margin in the mid-70% range
•Total operating expenses of $74 million to $76 million, which includes approximately $8 million to $9 million of non-cash stock-based compensation expense

Webcast and Conference Call Information

NeuroPace will host a conference call to discuss the first quarter 2022 financial results after market close on Thursday, May 12, 2022, at 4:30 P.M. Eastern Time. Investors interested in listening to the conference call may do so by dialing (844) 955-2173 for domestic callers or (914) 987-7949 for international callers, using conference ID: 8334327. Live audio of the webcast will be available on the “Investors” section of the company’s website at: https://investors.neuropace.com/. The webcast will be archived and available for replay for at least 90 days after the event.

About NeuroPace, Inc.

Based in Mountain View, Calif., NeuroPace is a commercial-stage medical device company focused on transforming the lives of people suffering from epilepsy by reducing or eliminating the occurrence of debilitating seizures. Its novel and differentiated RNS System is the first and only commercially available, brain-responsive platform that delivers personalized, real-time treatment at the seizure source. This platform can drive a better standard of care for patients suffering from drug-resistant epilepsy and has the potential to offer a more personalized solution and improved outcomes to the large population of patients suffering from other brain disorders.

Forward Looking Statements

In addition to background and historical information, this press release contains “forward-looking statements” based on NeuroPace’s current expectations, forecasts and beliefs, including the statements under the caption “2022 Financial Guidance” above. These forward-looking statements are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Actual outcomes and results could differ materially due to a number of factors, including the ongoing uncertainty of the impact of the COVID-19 pandemic, as well as COVID recovery impact, on its business. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its public filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 10, 2022 and its quarterly report on Form 10-Q to be filed with the SEC on May 12, 2022, as well as any reports that it may file with the SEC in the future. Forward-looking statements contained in this announcement are based on information available to NeuroPace as of the date hereof. NeuroPace undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing NeuroPace’s views as of any date subsequent to the date of this press release and should not be relied upon as prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of NeuroPace.

Investor Contact:
Gilmartin Group
Matt Bacso, CFA

investors@neuropace.com

NeuroPace, Inc.
Condensed Statements of Operations
(unaudited)

	Three Months Ended March 31,
(in thousands, except share and per share amounts)	2022	2021
Revenue	$11,374	$11,217
Cost of goods sold	3,115	2,724
Gross profit	8,259	8,493
Operating expenses
Research and development	5,577	4,100
Selling, general and administrative	12,444	8,267
Total operating expenses	18,021	12,367
Loss from operations	(9,762)	(3,874)
Interest income	134	26
Interest expense	(1,830)	(1,849)
Other income (expense), net	(3)	(3,113)
Net loss	$(11,461)	$(8,810)
Net loss per share attributable to common stockholders, basic and diluted	$(0.47)	$(32.73)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	24,307,485	269,178

NeuroPace, Inc.
Condensed Balance Sheets
(unaudited)

	March 31,	December 31,
(in thousands, except share and per share amounts)	2022	2021
Assets
Current assets
Cash and cash equivalents	$7,489	$19,187
Short-term investments	95,686	96,397
Accounts receivable	9,061	7,091
Inventory	8,103	7,822
Prepaid expenses and other current assets	2,081	2,319
Total current assets	122,420	132,816
Property and equipment, net	860	603
Operating lease right-of-use asset	5,559	—
Restricted cash	122	122
Other assets	21	21
Total assets	$128,982	$133,562
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,228	$1,378
Accrued liabilities	6,961	7,923
Operating lease liability	2,868	—
Total current liabilities	12,057	9,301
Deferred rent, noncurrent	—	911
Long-term debt	50,115	49,847
Operating lease liability, net of current portion	3,987	—
Total liabilities	66,159	60,059
Stockholders’ equity
Common stock, $0.001 par value	24	24
Additional paid-in capital	499,013	497,522
Accumulated other comprehensive income	(982)	(272)
Accumulated deficit	(435,232)	(423,771)
Total stockholders’ equity	62,823	73,503
Total liabilities and stockholders’ equity	$128,982	$133,562